Exhibit (i)

[On Chapman and Cutler LLP letterhead]

_______________, 2019

Innovator ETFs Trust

109 North Hale Street

Wheaton, Illinois 60187

Re:	Innovator ETFs Trust

Ladies and Gentlemen:

We have acted as counsel to the Innovator ETFs Trust, a Delaware statutory trust (the “Trust”), with respect to the filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. ___ (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. The Trust filed the Amendment on or about _______, 2019 in order to register shares (the “Shares”) of beneficial interest of Innovator S&P 500 Buffer ETF – February, Innovator S&P 500 Power Buffer ETF – February and Innovator S&P 500 Ultra Buffer ETF – February, each a series of the Trust (the “Funds”). The Amendment seeks to register an unlimited number of Shares.

We have examined the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”); its By-Laws (“By-laws”); resolutions of the Trust’s Board of Trustees adopted on March 21, 2019; and such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the Delaware Statutory Trust Act and the federal securities laws of the United States of America governing the issuance of shares of the Fund and does not extend to the securities or “blue sky” laws of the State of Delaware or other States or to other Federal securities or other laws.

We have assumed the following for purposes of this opinion:

1.

The Fund’s Shares will be issued in accordance with the Trust’s Declaration of Trust and By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of Shares.

______, 2019

2.	The Fund’s Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto.

This opinion relates solely to the registration of Shares of the Fund and not to the registration of any other series or classes of the Trust that have previously been registered.

Based upon the foregoing, it is our opinion that, upon the effectiveness of the Amendment, the Shares of beneficial interest of the Fund, when issued upon the terms and for the consideration described in the Amendment, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the prospectus discussion of this opinion, the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Respectfully submitted,

___________________________________

Chapman and Cutler LLP